Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-221213) pertaining to the 2017 Long Term Incentive Plan of BP Midstream Partners LP of our report dated March 22, 2018 with respect to the consolidated statements of operations, changes in equity and cash flows of BP Midstream Partners LP for the year ended December 31, 2017 included in this Annual Report (Form 10-K) for the year ended December 31, 2019.

/s/ Ernst & Young LLP

Chicago, Illinois
February 27, 2020